Exhibit 99.1

          Susan B. Railey
          For shareholders and securities brokers
          (301) 468-3120
          James T. Pastore
          For news media
          (202) 546-6451                     FOR IMMEDIATE RELEASE


       CRIIMI MAE Hires Stephen M. Abelman as EVP-Asset Management

     Rockville, MD, October 29, 2003 - CRIIMI MAE Inc. (NYSE: CMM) today announced that Stephen M. Abelman has accepted the position of Executive Vice President - Asset Management.

     Mr. Abelman has over 15 years of experience in asset management, dispositions, acquisitions, deal structuring, debt restructuring, principal equity investments, and general management. He will report directly to CRIIMI MAE's President and COO, Mark R. Jarrell.

     "We are very pleased that Steve has accepted the position as head of asset management and special servicing. He brings a wide range of real estate and mortgage-backed securities experience to CRIIMI MAE. Steve will make significant contributions to the Company," said President and COO, Mark R. Jarrell.

     Mr. Abelman previously served with Archon Group, a wholly-owned subsidiary of Goldman Sachs, from 1993 to 2003, most recently as Vice President responsible for the asset management of real estate, real estate debt, and mezzanine and preferred equity investments owned by Goldman and its Whitehall Street Funds. Mr. Abelman was also responsible for asset and portfolio projections and performance, including investments in mortgage-backed securities and real estate. From 1997 to 2001, he managed Archon's $1 billion-plus northeast portfolio, comprised primarily of real estate and non-performing loans from Washington, D.C. through New England. Mr. Abelman's responsibilities also included sourcing, underwriting and acquiring real estate in the United States and Mexico. Prior to 1997, Mr. Abelman's experience included managing and disposing of hotels, office buildings and other commercial real estate loans and properties, and preparing and executing strategies designed to maximize financial returns.

     CRIIMI MAE Inc. is a commercial mortgage REIT based in Rockville, MD. CRIIMI MAE holds a significant portfolio of commercial mortgage-related assets and performs mortgage servicing functions for approximately $16 billion of commercial mortgage loans.


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     For further information, shareholders and securities brokers should contact
CRIIMI MAE Inc at (301) 816-2300, e-mail shareholder@criimimaeinc.com and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

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